MutualFirst Financial Announces First Quarter Earnings

MUNCIE, Ind., April 27, 2018 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today adjusted net income available to common shareholders, excluding $605,000 of one-time merger related expenses, for the first quarter ended March 31, 2018 was $4.5 million, or $0.57 diluted earnings per common share. This compares to net income available to common shareholders for the same period in 2017 of $3.2 million, or $0.43 diluted earnings per common share. The adjusted net income for the first quarter ended March 31, 2018 represents an annualized return on average assets of 1.05% and return on average tangible common equity of 11.90% compared to 0.82% and 9.23%, respectively, for the same period of last year.

Including the one-time merger related expenses, net income available to common shareholders for the first quarter ended March 31, 2018 was $4.0 million, or $0.50 diluted earnings per common share. Annualized return on average assets was 0.93% and return on average tangible common equity was 10.53% for the first quarter of 2018.

On February 28, 2018, MutualFirst Financial, Inc. closed its acquisition of Universal Bancorp and merged Universal's wholly owned subsidiary, BloomBank, into MutualFirst Financial's wholly owned subsidiary, MutualBank. At closing, this acquisition increased total assets by approximately $398 million, total investments by $88 million, total loans by $253 million and total deposits by $315 million. The initial goodwill generated by the acquisition was $22 million and a core deposit intangible of $4.5 million.

"We believe our expansion into central and southern Indiana, through this acquisition, allows us to continue the momentum we have created over the last several years," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $407 million as of March 31, 2018 compared to December 31, 2017 primarily due to the acquisition of Universal. The gross loan portfolio increased by $269 million primarily due to acquiring a $253 million net loan portfolio in the first quarter of 2018. Organic loan growth of $16 million was primarily in commercial loans in the first quarter of 2018. The mix of loans in our portfolio as of March 31, 2018 compared to December 31, 2017 shifted toward our desired strategic objective through the acquisition. Commercial loans increased to 45.2% compared to 40.3%, residential loans decreased to 40.7% compared to 43.3% and non-residential consumer loans decreased to 14.1% compared to 16.4%.

Deposits increased by $338 million as of March 31, 2018 compared to December 31, 2017 primarily due to an increase of $315 million in the acquisition. As of March 31, 2018, core deposits totaled $1.1 billion, or 70.4% of total deposits and certificates of deposit totaled $458 million, or 29.6% of total deposits. This is compared to a mix of core deposits of 69.1% and certificates of deposit of 30.9 % as of December 31, 2017.

Mr. Heeter commented, "The acquisition of Universal met our strategic objectives by providing us an increase in commercial lending, a strong core deposit base and attractive new markets with growth potential."

Allowance for loan losses increased to $12.5 million as of March 31, 2018 compared to $12.4 million as of December 31, 2017. The allowance for loan losses to non-performing loans as of March 31, 2018 was 211% compared to 236% as of December 31, 2017. The allowance for loan losses to total loans as of March 31, 2018 was 0.86% compared to 1.05% as of December 31, 2017. Non-performing loans to total loans at March 31, 2018 were 0.41% compared to 0.44% at December 31, 2017. Non-performing assets to total assets were 0.39% at March 31, 2018 compared to 0.38% at December 31, 2017. Loans acquired from Universal in the first quarter of 2018 had an initial credit mark of $4.0 million.

Stockholders' equity was $191.1 million at March 31, 2018, an increase of $40.8 million from December 31, 2017. The increase was primarily due to $42.3 million of capital issued as part of the acquisition of Universal. Other increases included net income available to common shareholders of $4.0 million. These increases were partially offset by a decrease in accumulated other comprehensive income of $4.0 million, due market value changes in the investment portfolio, and common stock cash dividends paid of $1.5 million during the first quarter of 2018. The Company's tangible book value per common share as of March 31, 2018 decreased to $18.92 compared to $20.08 as of December 31, 2017 and the tangible common equity ratio decreased to 8.25% as of March 31, 2018 compared to 9.35% as of December 31, 2017. These declines are primarily a result of the acquisition in the first quarter of 2018. MFSF's and the Bank's risk-based capital ratios remained in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2018.

Income Statement

Net interest income before the provision for loan losses increased $1.9 million for the quarter ended March 31, 2018 compared to the same period in 2017. The increase in net interest income was a result of an increase of $162.9 million in average interest earning assets, due to the acquisition in the first quarter 2018 and organic loan growth, and an increase of fourteen basis points in net interest margin to 3.35%.

Provision for loan losses in the first quarter of 2018 was $450,000, a $250,000 increase from last year's comparable period. Provision for loan losses was calculated based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is partially attributable to an increasing loan portfolio and net charge offs of $300,000, or 0.09% of total average loans on an annualized basis, in the first quarter of 2018 compared to net charge offs of $200,000, or 0.07% of total average loans on an annualized basis, in the first quarter of 2017.

Non-interest income for the first quarter of 2018 was $4.4 million, an increase of $311,000 compared to the first quarter of 2017. Increases in non-interest income included an increase of $164,000 in service fee income on deposit accounts aided by increases in interchange fee income along with increases due to the acquisition. An increase in other income was a result of $325,000 of death benefits received on bank-owned life insurance policies. This increase was partially offset by a $135,000 decrease in net gain on loan sales due to slower mortgage loan production and a $122,000 increase in losses on sale of repossessed assets, due to losses on one former commercial relationship.

Non-interest expense increased $1.6 million when comparing the first quarter of 2018 with the same period in 2017. The increase was primarily due to the acquisition in the first quarter of 2018. One-time merger related expenses, primarily in professional fees and other expenses, were $605,000 in the first quarter of 2018 with no similar activity in the same period of 2017.

The effective tax rate for the first quarter of 2018 was 12.7% compared to 24.2% in the same quarter of 2017. The reason for the decline was the reduction of the corporate tax rate to 21% and an increase in tax free income partially due to an increase in holdings of tax free municipal securities.

"We are off to a good start in 2018 and we believe that the enhancements in the first quarter will help continue the momentum that we have seen over the last several years. We believe our larger market presence, along with a strong Indiana economy, will provide us more opportunities as we continue to focus on increasing shareholder value," Mr. Heeter concluded.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

		(Audited)
	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2018	2017	2017
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$ 41,069	$ 27,341	$ 22,304
Interest-bearing time deposits	4,627	1,853	1,905
Investment securities - AFS	354,145	277,378	254,966
Loans held for sale	3,686	4,577	5,077
Loans, gross	1,449,426	1,180,145	1,167,325
Allowance for loan losses	(12,537)	(12,387)	(12,382)
Net loans	1,436,889	1,167,758	1,154,943
Premises and equipment, net	26,208	21,539	21,041
FHLB of Indianapolis stock	12,820	11,183	11,183
Deferred tax asset, net	10,665	7,530	11,769
Cash value of life insurance	59,209	52,707	51,866
Other real estate owned and repossessed assets	1,753	733	1,035
Goodwill	23,869	1,800	1,800
Core deposit and other intangibles	4,509	127	307
Other assets	16,656	14,406	13,225
Total assets	$ 1,996,105	$ 1,588,932	$ 1,551,421

Liabilities and Stockholders' Equity
Deposits	$ 1,540,452	$ 1,202,034	$ 1,170,923
FHLB advances	230,546	217,163	218,191
Other borrowings	18,110	4,232	4,490
Other liabilities	15,935	15,221	15,219
Stockholders' equity	191,062	150,282	142,598
Total liabilities and stockholders' equity	$ 1,996,105	$ 1,588,932	$ 1,551,421

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2018	2017	2017
	(000)	(000)	(000)

Total interest and dividend income	$ 16,748	$15,081	$ 14,109
Total interest expense	3,164	2,888	2,396

Net interest income	13,584	12,193	11,713
Provision for loan losses	450	350	200
Net interest income after provision
for loan losses	13,134	11,843	11,513

Non-interest income
Service fee income	1,564	1,819	1,400
Net realized gain on sales of AFS securities	154	255	129
Commissions	1,262	1,253	1,196
Net gain on sale of loans	635	1,162	770
Net servicing fees	150	85	101
Increase in cash value of life insurance	289	278	272
Net gain (loss) on sale of other real estate and repossessed assets	(68)	(87)	54
Other income	449	83	202
Total non-interest income	4,435	4,848	4,124

Non-interest expense
Salaries and employee benefits	7,289	7,098	6,726
Net occupancy expenses	897	773	809
Equipment expenses	556	466	427
Data processing fees	593	622	554
Advertising and promotion	360	318	312
ATM and debit card expense	471	392	418
Deposit insurance	257	162	213
Professional fees	782	680	396
Software subscriptions and maintenance	594	541	569
Other real estate and repossessed assets	45	45	47
Other expenses	1,133	840	935
Total non-interest expense	12,977	11,937	11,406

Income before income taxes	4,592	4,754	4,231
Income tax provision	585	3,294	1,025
Net income available to common shareholders	$ 4,007	$1,460	$ 3,206

Pre-tax pre-provision earnings (1)	$ 5,042	$5,104	$ 4,431

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		3/31/2018			3/31/2017
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$ 21,686	$ 67	1.24%	$ 21,425	$ 25	0.47%
Mortgage-backed securities:
Available-for-sale	175,951	1,127	2.56	161,169	998	2.48
Investment securities:
Available-for-sale	130,858	1,039	3.18	91,578	722	3.15
Loans receivable	1,280,521	14,325	4.47	1,172,551	12,249	4.18
Stock in FHLB of Indianapolis	11,765	190	6.46	11,117	115	4.14
Total interest-earning assets (2)	1,620,781	16,748	4.13	1,457,840	14,109	3.87
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,909			97,384
Total assets	$ 1,729,690			$ 1,555,224

Interest-Bearing Liabilities:
Demand and NOW accounts	$ 344,426	437	0.51	$ 292,641	200	0.27
Savings deposits	157,519	5	0.01	139,435	4	0.01
Money market accounts	183,643	220	0.48	175,048	125	0.29
Certificate accounts	405,893	1,445	1.42	385,155	1,137	1.18
Total deposits	1,091,481	2,107	0.77	992,279	1,466	0.59
Borrowings	234,946	1,057	1.80	229,919	930	1.62
Total interest-bearing liabilities	1,326,427	3,164	0.95	1,222,198	2,396	0.78
Non-interest bearing deposit accounts	223,763			176,455
Other liabilities	16,047			15,489
Total liabilities	1,566,237			1,414,142
Stockholders' equity	163,453			141,082
Total liabilities and stockholders' equity	$ 1,729,690			$ 1,555,224

Net interest earning assets	$ 294,354			$ 235,642

Net interest income		$ 13,584			$ 11,713

Net interest rate spread (4)			3.18%			3.09%

Net yield on average interest-earning assets (4)			3.35%			3.21%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.42%			3.32%

Average interest-earning assets to
average interest-bearing liabilities			122.19%			119.28%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2018	2017	2017

Share and per share data:
Average common shares outstanding:
Basic	7,810,916	7,389,394	7,332,455
Diluted	7,965,893	7,526,416	7,480,481
Per common share:
Basic earnings	$ 0.51	$0.20	$ 0.44
Diluted earnings	$ 0.50	$0.19	$ 0.43
Dividends	$ 0.18	$0.18	$ 0.16

Dividend payout ratio	36.00%	94.74%	37.21%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	0.93%	0.37%	0.82%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	10.53%	3.89%	9.23%
Interest rate spread information:
Average during the period(4)	3.18%	3.11%	3.09%

Net interest margin(4)(5)	3.35%	3.27%	3.21%

Efficiency Ratio	72.02%	70.05%	72.02%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	122.19%	121.44%	119.28%

Allowance for loan losses:
Balance beginning of period	$ 12,387	$12,378	$ 12,382
Net charge-offs (recoveries):
Real Estate:
Commercial	53	0	0
Commercial construction and development	0	0	0
Consumer closed end first mortgage	12	24	41
Consumer open end and junior liens	0	0	0
Total real estate loans	65	24	41
Other loans:
Auto	(10)	5	7
Boat/RV	131	208	143
Other	30	37	16
Commercial and industrial	84	67	(7)
Total other	235	317	159

Net charge-offs (recoveries)	300	341	200
Provision for loan losses	450	350	200
Balance end of period	$ 12,537	$12,387	$ 12,382

Net loan charge-offs to average loans (4)	0.09%	0.11%	0.07%

	March 31,	December 31,	March 31,
	2018	2017	2017

Total shares outstanding	8,574,924	7,389,394	7,344,233
Tangible book value per common share	$ 18.97	$ 20.08	$ 19.13
Tangible common equity to tangible assets	8.27%	9.35%	9.07%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$ 1,415	$ 1,107	$ 1,054
Commercial construction and development	17	-	-
Consumer closed end first mortgage	3,633	3,409	3,179
Consumer open end and junior liens	223	309	286
Total real estate loans	5,288	4,825	4,519
Other loans:
Auto	11	22	5
Boat/RV	367	198	128
Other	21	16	34
Commercial and industrial	208	159	86
Total other	607	395	253
Total non-accrual loans	5,895	5,220	4,772
Accruing loans past due 90 days or more	38	31	0
Total nonperforming loans	5,933	5,251	4,772
Real estate owned	1,390	251	403
Other repossessed assets	363	482	631
Total nonperforming assets	$ 7,686	$ 5,984	$ 5,806

Performing restructured loans (6)	$ 913	$ 1,389	$ 1,816

Asset Quality Ratios:
Non-performing assets to total assets	0.39%	0.38%	0.37%
Non-performing loans to total loans	0.41%	0.44%	0.41%
Allowance for loan losses to non-performing loans	211%	236%	259%
Allowance for loan losses to loans receivable	0.86%	1.05%	1.06%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Non-GAAP Measurements (7)	2018	2017	2017

Total stockholders' equity (GAAP)	$ 191,062	$ 150,282	$ 142,598
Less: Intangible assets	28,378	1,927	2,107
Tangible common equity (non-GAAP)	$ 162,684	$ 148,355	$ 140,491

Total assets (GAAP)	$ 1,996,105	$ 1,588,932	$ 1,551,421
Less: Intangible assets	28,378	1,927	2,107
Tangible assets (non-GAAP)	$ 1,967,727	$ 1,587,005	$ 1,549,314

Tangible common equity to tangible assets (non-GAAP)	8.27%	9.35%	9.07%

Book value per common share (GAAP)	$ 22.28	$ 20.34	$ 19.42
Less: Effect of intangible assets	3.31	0.26	0.29
Tangible book value per common share	$ 18.97	$ 20.08	$ 19.13

Return on average stockholders' equity (GAAP)	9.81%	3.84%	9.09%
Add: Effect of intangible assets	0.72%	0.05%	0.14%
Return on average tangible common equity (non-GAAP)	10.53%	3.89%	9.23%

Total tax free interest income (GAAP)
Loans receivable	$ 100	$ 104	$ 107
Investment securities	944	743	647
Total tax free interest income	$ 1,044	$ 847	$ 754
Total tax free interest income, gross (at 21%, or 34% prior to 2018)	$ 1,322	$ 1,283	$ 1,142

Net interest margin, tax equivalent (non-GAAP)
Net interest income (GAAP)	$ 13,584	$ 12,193	$ 11,713
Add: Tax effect tax free interest income (3)	278	436	388
Net interest income (non-GAAP)	13,862	12,629	12,101
Divided by: Average interest-earning assets	1,620,871	1,489,596	1,457,840
Net interest margin, tax equivalent	3.42%	3.39%	3.32%

One-time merger related expenses
Non-tax deductible	$ 220
Tax deductible	385
Total one-time merger related expenses	$ 605
Subract tax benefit	81
Net one-time merger related expenses	$ 524
Net income (GAAP)	4,007
Net income with out one-time merger expenses (non-GAAP)	$ 4,531

Adjusted diluted earnings per share
Net income without one-time merger expenses (non-GAAP)	$ 4,531
Average diluted shares	7,965,893
Adjusted diluted earnings per share (non-GAAP)	$ 0.57

Adjusted return on assets
Net income with out one-time merger expenses (non-GAAP)	$ 4,531
Average assets	1,729,690
Adjusted return on average assets (non-GAAP)	1.05%

Adjusted return on tangible common equity
Net income with out one-time merger expenses (non-GAAP)	$ 4,531
Average tangible common equity	152,276
Adjusted return on average tangible common equity (non-GAAP)	11.90%

Ratio Summary:
Return on average equity	9.81%	3.84%	9.09%
Return on average tangible common equity	10.53%	3.89%	9.23%
Return on average assets	0.93%	0.37%	0.82%
Tangible common equity to tangible assets	8.27%	9.35%	9.07%
Net interest margin, tax equivalent	3.42%	3.39%	3.32%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 21% applicable tax rate for 2018 and 34% applicable tax rate prior to 2018.

(4) Ratios for the three month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

(7)   This earnings release and selected financials contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding MutualFirst's results of operations or financial position. This table shows non-GAAP financial measures and  the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of, MutualFirst Financial, Inc., (765) 747-2945